Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION

STUART J. DOSHI and J. CHRIS STEINHAUSER certify that:

1.               We are the President and Chief Financial Officer, respectively, of GEOPETRO RESOURCES COMPANY, a California corporation.

2.               The corporation’s Board of Directors has adopted the following resolution:

RESOLVED, that the total number of authorized shares of the Corporation’s Series B Convertible Preferred Stock shall be 7,523,000.

3.               The number of authorized shares approved by such resolution represents an increase of 723,000 Series B Convertible Preferred shares in the number of shares constituting such series.

4.               The adoption of the foregoing resolution amends the resolution constituting the second paragraph in Section D of the Certificate of Determination filed by the corporation with the California Secretary of State on April 29, 2009.

5.               The foregoing amendment of articles of incorporation was duly approved by the Board of Directors alone in accordance with Section 401(c) of the General Corporation Law.

6.               The number of shares of Series B Convertible Preferred Stock currently issued and outstanding is 6,800,000.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: October 6, 2009	/s/ Stuart J. Doshi
STUART J. DOSHI, President

/s/ J. Chris Steinhauser
J. CHRIS STEINHAUSER, Chief Financial Officer